Huntington Bancshares Incorporated Stock Option Grant Agreement

2016 PERFORMANCE SHARE UNIT GRANT AGREEMENT
Employee Name:

Target Number of Performance Share Units
Subject to Grant:

Date of Grant:

Closing Price on Date of Grant:

THIS PERFORMANCE SHARE UNIT GRANT AGREEMENT (this “Agreement”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”). Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Company’s 2015 Long-Term Incentive Plan as may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan.

WHEREAS, pursuant to Article 8 of the Plan, the Committee may grant awards of performance based Restricted Stock Units ("Performance Share Units" or "PSUs") to employees, and have such grants settled in shares of the Company’s common stock (“Shares”).

WHEREAS, the Company desires to compensate the Employee with a grant of Performance Share Units for the Employee’s future services to the Company.

NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an Award of Performance Share Units under the following terms and conditions:

1.Grant of Performance Share Units.

The Company, by authority of the Committee, hereby grants to the Employee a target Award of the number of Performance Share Units identified above (the “Grant”), which may be increased or decreased depending on attainment of the Qualifying Performance Criteria identified in this Agreement (the "Performance Goals") to be issued in accordance with all of the terms and conditions set forth in this Agreement and the Plan. The Performance Share Units will be a bookkeeping entry (the “PSU Account”), and each Performance Share Unit shall be equivalent to one Share. All terms and conditions set forth in the Plan are deemed to be incorporated herein in their entirety.

2.Employee PSU Account.

The number of Performance Share Units granted pursuant to this Agreement shall be credited to the Employee’s PSU Account. Each PSU Account shall be maintained on the books of the

Huntington Bancshares Incorporated Stock Option Grant Agreement

Company until full payment of the balance thereof has been made to the Employee (or the Employee’s beneficiaries if the Employee is deceased) in accordance with Section 1 above. No funds shall be set aside or earmarked for any PSU Account, which shall be purely a bookkeeping device.

3.Period of Restriction and Vesting Provisions.

(a)    General Period of Restriction. The Period of Restriction is the period beginning on January 1, 2016, and ending on December 31, 2018.

(b)    Performance and Continued Service Requirements. Except as provided in this Agreement and the Plan, the Employee's Performance Share Units will vest only upon the Employee's continued employment through the date that such Performance Share Units are paid after the expiration of the Period of Restriction, provided that the Committee certifies the Performance Goals for the Period of Restriction have been achieved as set forth in Appendix A, attached to this Agreement. Appendix A shall set forth the applicable Performance Goals and a "Threshold," "Target," and "Maximum" performance levels and payout percentages. If the Performance Goals are achieved at a level that is below Threshold, the number of Performance Share Units to be paid will be 0. If the Performance Goals are achieved at a level that is equal to Threshold, the amount of Performance Share Units to be paid will be 50% of the Performance Share Units under this Grant. If the Performance Goals are achieved at a level that is equal to Target, the amount of Performance Share Units to be paid will be 100% of the Performance Share Units under this Grant. If the Performance Goals are achieved at a level that is equal to Maximum, the Performance Share Units to be paid will be 150% of the Performance Share Units under this Grant. If the Performance Goals are achieved at a level that either is between Threshold and Target, or between Target and Maximum, the amount of Performance Share Units that will be paid will be equal to an amount that is linearly interpolated between the applicable payout percentages. Linear interpolation means that an increase in a goal above one specified level but below another level will result in a similar incremental increase in the payout percentage. For purposes of determining whether the Performance Goals have been achieved, calculations will be adjusted for Extraordinary Events as defined in Section 2.20 of the Plan.

(c)     Early Retirement and Termination for Reasons Other Than for Cause After 6 Months After the Date of Grant. Notwithstanding any provision to the contrary, if, on or after the date that is six months after the Date of Grant, and before the date that Performance Share Units are paid, (1) the Employee’s employment or service with the Company terminates due to Early Retirement, or (2) the Company terminates the Employee without Cause (as defined in Article 2.5 of the Plan), the Employee shall vest in a prorated number of Shares (with any fractional Shares rounded up to the next whole number) equal to the number of Performance Share Units that otherwise would have vested at the end of the Period of Restriction based on the achievement Performance Goals times a fraction. The numerator of the fraction shall be the number, which in no event shall be greater than 36, of all full and partial months (with partial months being counted as full months) that passed beginning with January 1, 2016, and ending with the month in which the Employee’s termination occurred. The denominator of the fraction shall be 36. For purposes of this Agreement and notwithstanding any provision of the Plan, including Section 2.38 of the Plan, to the contrary,

Huntington Bancshares Incorporated Stock Option Grant Agreement

"Early Retirement" means that the Employee has terminated service with the Company for any reason other than Cause on or after attainment of age 55 and completion of at least 10 years of service.

(d)    Normal Retirement. Notwithstanding any provision in Section 3(a), 3(b) or 3(c) above to the contrary, if, on or after the date that is six months after the Date of Grant, and before the date that Performance Share Units are paid, the Employee's employment or service with the Company terminates for any reason other than Cause after attainment of age 59 ½ and 4 years of service (“Normal Retirement”), the Employee’s service shall be deemed to have terminated on the date that Performance Share Units are paid so that the Employee is paid the number of Performance Share Units credited to the PSU Account based on performance as set forth in Section 3(b).

(e)    Death and Disability. Notwithstanding any provision in Section 3(a), 3(b), 3(c), or 3(d) above to the contrary, if, on or after the date that is six months after the Date of Grant and before the fourth anniversary of the Date of Grant, the employment of the Employee is terminated by reason of death or Disability, or if the Employee dies or becomes Disabled after Early or Normal Retirement, the Employee shall become immediately vested in 100% of the Performance Share Units. For purposes of this Section 3(e), the “Target” level of performance as set forth on Appendix A shall be deemed to have been achieved such that the amount to be paid to the Employee will be 100% of the Performance Share Units under this Grant.

(f)    Capital Requirements. Notwithstanding any provision in items 3(a) – (e) above, if on December 31st before the date that the Committee certifies that the Performance Goals described in Appendix A have been achieved (the “Certification Date”), the Company’s Common Equity Tier 1 Risk-Based Capital Ratio (or successor metric under the Basel III capital requirements) (“CET 1”) is less than the greater of (i) the CET 1 goal set forth in the Company’s Capital Management Policy or (ii) the required minimum CET 1 established by the Federal Reserve, the Employee’s Performance Share Units that otherwise would have vested on the Certification Date shall instead vest on the date that the Committee certifies that the Company’s CET1 is greater than or equal to the applicable goal described in (i) or (ii) above (which shall be no later than March 15th of the year after the year in which such CET 1 goal is achieved). However, if the Company’s CET 1 remains less than the applicable goal described in (i) and (ii) above on the December 31st of each of the two consecutive years after the Certification Date, the Employee shall forfeit such Performance Share Units.

4.Forfeiture Provisions.

(a)General Forfeiture. To the extent the Employee fails to satisfy the vesting conditions of Section 3 of this Agreement, the Employee’s Performance Share Units shall be forfeited.

(b)    Recoupment/Clawback Policy. Notwithstanding any provision of this Agreement to the contrary, the Committee may cause the Employee to forfeit all unvested Performance Share Units and require repayment of any amount previously paid under this Agreement in accordance with the terms of the Huntington Bancshares Incorporated

Huntington Bancshares Incorporated Stock Option Grant Agreement

Recoupment/Clawback Policy (“the Policy”), any other applicable policy of the Company, and any other applicable laws and regulations. The Policy is available on the Risk Management and Corporate Policy home page of the Huntington intranet.

(c)     For Cause Termination. Notwithstanding anything herein to the contrary, in the event that the Employee's employment is terminated for Cause, the Employee shall forfeit any Performance Share Units that were not previously vested before the date of termination. The termination shall be considered for Cause even if the Employee’s termination of service might also have qualified as a termination due to Early Retirement, Normal Retirement, death, or Disability. In that situation, the Employee’s termination shall be considered a termination for Cause, and the Employee shall forfeit all rights under this Agreement.

(d)    Plan Governs. This Performance Share Unit grant is subject to acceptance of all the terms, conditions and limitations of the Plan. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This Performance Share Unit grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.Change in Control.

Notwithstanding any provision to the contrary, upon the occurrence of a Change in Control, the Employee shall vest in a prorated number of Shares (with any fractional Shares rounded up to the next whole number) if:

(a)    within 12 months after a Change in Control occurs, the Employee’s service has been terminated by the Company (provided that such termination is for a reason other than for Cause); or

(b)     the Company previously terminated the Employee’s service without Cause (i) during the year before the Change in Control was consummated but (ii) after a third party or the Company had taken steps reasonably calculated to effect a Change in Control. In addition to items (i)-(ii) above, the Employee also must reasonably demonstrate that such termination of service was in connection with or in anticipation of the Change in Control.

The number of prorated Shares shall be equal to the number of Performance Share Units that otherwise would have vested at the end of the Period of Restriction based on the achievement Performance Goals determined as of the last day of the quarter before the consummation of the Change in Control times a fraction. The numerator of the fraction shall be the number, which in no event shall be greater than 36, of all full and partial months (with partial months being counted as full months) that passed beginning with January 1, 2016, and ending with the month in which the Employee’s termination occurred. The denominator of the fraction shall be 36.

6.Issuance of Stock.

Huntington Bancshares Incorporated Stock Option Grant Agreement

The Company, or its transfer agent, will convert the Performance Share Units in the Employee’s PSU Account into Shares and, unless the Employee made an election to defer the receipt of Shares, deliver the total number of Shares due to the Employee within 60 days after the Certification Date (as defined in Section 3(f) or as soon as administratively possible after the Certification Date (but in no event later than December 31st of the year after the year in which the Period of Restriction expired), except as otherwise provided in Section 14 below. However, notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, the Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Code Section 409A”), then, if necessary to avoid the imposition on the Employee of excise tax and interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Employee’s termination and separation of service until the date that is 30 days after 6 months following the Employee’s termination and separation of service from the Company. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability as set forth in Section 8. If the Employee dies before the Company has distributed any portion of the vested Performance Share Units, the Company will transfer any Shares payable with respect to the vested Performance Share Units in accordance with the Employee’s written beneficiary designation or to the Employee’s estate if no written beneficiary designation is provided. If the Employee did not have a will, any Shares payable with respect to the vested Performance Share Units will be distributed in accordance with the laws of descent and distribution.

7.Election to Defer Receipt of Shares.

The Employee may defer the receipt of Shares relating to the PSUs beyond the vesting date under the rules and procedures established by the Company under the Huntington Bancshares Incorporated Executive Deferred Compensation Plan, or any successor thereto (the "Deferred Compensation Plan"). The Employee's election to defer receipt of such Shares shall be made on a form provided by the Company, which shall specify the amount of Shares to be deferred and the distribution date for such Shares. The Employee may elect to defer receipt of such Shares until the earlier of: (i) the date of the Employee's Separation from Service, (ii) the date of the Employee's retirement (as defined under the Deferred Compensation Plan), or (iii) the Employee’s specified date of payment. Elections to defer will become irrevocable in accordance with the terms of the Deferred Compensation Plan and with Code Section 409A. Notwithstanding anything to the contrary in this Agreement, Shares will not be issued and the Employee shall have no voting rights of a stockholder in the Company to the extent that the Employee has elected to defer the issuance and receipt of such Shares; provided, however, that the Employee shall continue to receive dividend equivalent credits during the period of deferral credited to the PSU Account at such times as provided in this Agreement. Any deferral election made with respect to such Shares must be made no later than the date that is six months before the expiration of the Period of Restriction.

8.Withholding Taxes.

The Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event

Huntington Bancshares Incorporated Stock Option Grant Agreement

arising as a result of this Agreement. Tax and any other necessary withholding obligations shall be satisfied in a manner consistent with Article 19 of the Plan.

9.Non-transferability of Grant.

During any Period(s) of Restriction, the Employee shall have no right to transfer, sell, pledge, assign, or hypothecate, other than by will or the laws of descent and distribution, any rights with respect to the Employee's Award of PSUs. No PSU shall be subject to execution, attachment, or similar process.

10.Employee’s Rights Unsecured.

The right of the Employee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Employee nor his or her beneficiary shall have any rights in or against any amounts credited to the Employee’s PSU Account or any other specific assets of the Company. All amounts credited to the Employee’s PSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

11.No Voting Rights as Stockholder.

Until the Performance Share Units have vested and Shares have been issued, Employee shall not have any voting rights as a stockholder of the Company with respect to the Performance Share Units.

12.Dividends.

To the extent that cash dividends are paid on Shares after the Date of Grant and before the date the Employee receives the Shares subject to this Grant, the Employee’s PSU Account will be credited with an additional number of Performance Share Units to reflect reinvested dividend equivalents with respect to the period of time between the Date of Grant and the delivery of Shares under this Agreement.  Such dividend equivalent credits will be equal in value (based on the reported dividend rate on the date dividends were paid) to the amount of dividends paid on the Shares represented by the Performance Share Units in the Employee’s PSU Account. The Employee’s PSU account will be credited with whole and fractional PSUs equal to the dollar amount of the reinvested dividend equivalents based on the Fair Market Value on the dividend payment dates. The Employee shall vest in the additional Performance Share Units in accordance with Section 3 of the Agreement in the same manner that the Employee vests in the original grant of Performance Share Units held in the PSU Account.  These additional Performance Share Units will be distributed in whole Shares in accordance with Section 6 of this Agreement, with the value of any remaining fractional Shares distributed in cash.

13.Capital Adjustment Provisions.

Huntington Bancshares Incorporated Stock Option Grant Agreement

In the event of a stock split, stock dividend, spin off, merger, or other event described in Section 4.3 of the Plan, the number of Performance Share Units in the Employee’s PSU Account shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

14.Securities Law Compliance.

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the NASDAQ Global Select or any other exchange upon which the Company's common stock is traded. If the Company delays the delivery of the Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under Code Section 409A.

15.Plan Governs.

The Grant is subject to acceptance of all the terms, conditions and limitations of the Plan, including Article 20 with respect to forfeitures. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This Grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. A copy of the Plan is available upon request by contacting the Human Resources Department at the Company’s executive offices.

16.No Right to Continued Employment.

The Employee understands and agrees that this Agreement does not impact in any way the right of the Company to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without Cause, nor confer upon any right to continue in the employ of the Company.

17.Addresses for Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of the Compensation Director, at Huntington Bancshares Incorporated, Huntington Center, HC0318, 41 S. High Street, Columbus, Ohio 43287, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address maintained on the books and records of the Company.

Huntington Bancshares Incorporated Stock Option Grant Agreement

18.Captions.

Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice.

19.Notice Severable.

In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.Expenses.

Costs of administration of the terms and conditions of this Agreement will be paid by the Company.

21.Governing Law / Compliance with Applicable Law.

Except to the extent preempted by federal law, this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the choice of law principles thereof.

22.Entire Notice; Amendment; Code Section 409A Provisions.

This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Employee is unexpectedly required to include in the Employee’s current year’s income any amount of compensation relating to the Performance Share Units because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Employee may receive a distribution of Shares or cash in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

RESTRICTIVE COVENANTS

After review of this Agreement, the Employee will be required to accept the terms and conditions of the grant. If this Agreement is not accepted within 45 days of the distribution of this document, then the grant will be subject to forfeiture.

Non-Solicitation Provision

Huntington Bancshares Incorporated Stock Option Grant Agreement

By accepting this Agreement and the grant listed herein, the Employee agrees that during his or her employment with Huntington and for a period of one year after such employment ceases, either voluntarily or involuntary for any reason, he or she will not, either directly or indirectly:

1.
Solicit, encourage, or induce any person employed by the Company, or attempt to solicit, encourage or induce any person employed by the Company, to terminate his or her employment with the Company or to seek or accept employment with any other person or entity; or

2.
Contact or attempt to contact any customer or prospective customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purposes of identifying his or her new association or his or her change of employment or current affiliation; or

3.
Contact any customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers to obtain any product or service offered by the Company from any person or entity other than the Company; or

4.
Contact any customer or prospective customer of the Company whose identity or other customer specific information the Employee obtained or gained access to as an employee of Company for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers or prospective customers to obtain any product or service provided by the Company from any person or entity other than the Company; or

5.
Accept or provide assistance in the accepting of business from any customers or any prospective customers of the Company for whom the Employee performed any services or had any direct or indirect business contact, or whose identity or other customer specific information the Employee obtained or gained access to as an employee of the Company.

Notwithstanding the foregoing non-solicitation provisions of this Agreement, if the Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then the Employee’s obligations will cease as of the date of his or her employment termination.

Confidentiality Provision

By accepting this Agreement and the grant listed herein, the Employee agrees that during his or her employment with Huntington and after such employment ceases, either voluntarily or involuntary for any reason, he or she will not, either directly or indirectly use proprietary information to solicit, influence, entice, attempt to divert, or induce any customer or prospective customer of

Huntington Bancshares Incorporated Stock Option Grant Agreement

the Company to terminate or reduce any business relationship with the Company or to obtain any product or service provided by the Company from any person or entity other than the Company. Proprietary information includes customer or prospective customer information, including names, addresses, telephone numbers, email addresses or other identifying or contact information, account or transactional information, and other personal, business or financial information, and also includes information concerning the Company’s business plans and methods, market strategies, products and services, technology and computer systems, business techniques and processes, policies, procedures and training materials.

Non-Competition Provision

By accepting this Agreement and the grant listed herein, the Employee agrees that if the Employee’s service terminates because of Normal Retirement, the Performance Share Units that continue to be vest under this Agreement will become vested only if: (1) the date of the Employee’s termination after obtaining Normal Retirement is at least 6 months after the Date of Grant; and (2) for a period of one (1) year after the date of the Employee’s termination after obtaining Normal Retirement, he or she will not accept employment with or perform any competing services (to include, recruiting, financial modeling, vendor relationship management, and/or providing services that draw upon his or her knowledge of Huntington proprietary information) for any bank or bank affiliated broker dealer that has any material operations in any of Huntington’s footprint states (Ohio, Indiana, Kentucky, Michigan, Pennsylvania, West Virginia, and any additional footprint states that may arise from mergers or acquisitions, corporate reorganizations, or related activities after the Date of Grant). “Material operations” means that it has more than 5% market share in any of Huntington’s footprint states. “Bank affiliated” means owned by a bank or a bank holding company. The Employee agrees and acknowledges that for purposes of this Paragraph, “employment” and/or “perform any competing services” shall mean that the Employee is engaged as an agent, employee, director, owner, partner or consultant by any bank or bank affiliated broker dealer. If, and to the extent that, the Employee violates the terms of this non-competition provision, the continued vesting of the Employee’s Performance Share Units shall immediately cease, and the Employee shall forfeit any unvested Performance Share Units.

Notwithstanding the foregoing restrictive covenants of this Agreement, if Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then Employee’s obligations will cease as of the date of his or her employment termination.

The Company will not have any further obligations to the Employee under this Agreement if the Employee’s grant is forfeited as provided herein.

This Agreement along with the 2015 Long-Term Incentive Plan Prospectus will be available by accessing your Fidelity account.

Huntington Bancshares Incorporated Stock Option Grant Agreement

I also acknowledge that I am required to hold 50% of the shares released to me net of applicable taxes until Early or Normal Retirement, or other departure from the Company.

I hereby accept the terms of this Agreement electronically through Fidelity.

Chairman, President, and Chief Executive Officer	Date

[Electronic Signature]

[Acceptance Date]